NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades (508) 947-4343

MAYFLOWER BANCORP REPORTS EARNINGS FOR TWO MONTHS AND ELEVEN MONTHS
ENDED MARCH 31, 2012 AND PAYMENT OF DIVIDEND

           (Middleboro, MA), April 26, 2012 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR), the holding company for Mayflower Bank, today reported net income of $224,000 or $0.11 per share for the two-month period ended March 31, 2012, compared to earnings of $292,000 or $0.14 per share for the three-month period ended April 30, 2011.  Diluted earnings per share for the periods were $0.11 and $0.14 respectively.  In February 2012, Mayflower Bancorp, Inc. changed its fiscal year-end from April 30 to March 31 in order to synchronize reporting periods for various regulatory agencies.  This change requires the shortened reporting periods for the current two-month period and year.

For the eleven months ended March 31, 2012, net income was $1,217,000 or $0.59 per share, compared to earnings of $1,338,000 or $0.64 per share for the year ended April 30, 2011.  On a diluted per share basis, earnings were $0.59 per share and $0.64 per share, respectively.

Net interest income was $1,397,000 for the two months ended March 31, 2012, compared to $2,103,000 for the quarter ended April 30, 2011.  The net interest margin decreased, from 3.76% for the quarter ended April 30, 2011 to 3.61% for the two-month period ended March 31, 2012.  Average interest-earning assets increased from $223.5 million for the quarter ended April 30, 2011 to $232.2 million for the two-month period ended March 31, 2012 and average interest-bearing liabilities grew from $222.3 million for the quarter ended April 30, 2011 to $227.5 million for the two months ended March 31, 2012.

Non-interest income was $322,000 for the two months ended March 31, 2012, compared to $400,000 for the quarter ended April 30, 2011.  During the two months ended March 31, 2012, Mayflower Bancorp, Inc. recorded $109,000 in gains on sales of mortgage loans, as compared to $45,000 recorded for the quarter ended April 30, 2011.  Also, the gain on sales of investment securities was $53,000 for the current year two-month period, as compared to $63,000 for the prior year three-month period.  Finally, for the two months ended March 31, 2012, customer service fees were $91,000, interchange income was $40,000, loan origination and other loan fees were $9,000, and other income was $20,000, as compared to $143,000, $52,000, $60,000, and $37,000, respectively for the prior year three-month period.

Non-interest expense was $1,347,000 for the two months ended March 31, 2012, compared to $2,010,000 for the quarter ended April 30, 2011.  Compensation and fringe benefits totaled $714,000 for the two months ended March 31, 2012, compared to $1,074,000 for the three months ended April 30, 2011.  For the current year two-month period, occupancy and equipment expense was $173,000, compared to $283,000 for the quarter ended April 30, 2011, and losses and expenses of other real estate owned were $76,000 for the two months ended March 31, 2012, compared to $25,000 for the quarter ended April 30, 2011.  Finally, for the two months ended March 31, 2012, FDIC assessment expense was $23,000 and other expenses were $361,000, compared to $66,000 and $562,000, respectively, for the quarter ended April 30, 2011.

The provision for loan losses for the two months ended March 31, 2012 was $31,000, compared to $45,000 for the quarter ended April 30, 2011.  In determining the appropriate level for the allowance for loan loss, the Company considers past loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature of the loan portfolio and levels of non-performing and other classified loans.  Management and the Company’s Board of Directors evaluate the allowance for loan losses on a regular basis, and consider the allowance as constituted to be adequate at this time.

For the eleven months ended March 31, 2012, net interest income was $7.7 million, compared to $8.5 million for the year ended April 30, 2011.  The net interest margin for the eleven months ended March 31, 2012 was 3.62%, compared to 3.77% for the year ended April 30, 2011.  Average interest-earning assets for the eleven months ended March 31, 2012 were $231.8 million as compared to $225.5 million for the year ended April 30, 2011.  Average interest-bearing liabilities were $228.5 million for the current eleven-month period compared to $224.7 million for the year ended April 30, 2011.

Non-interest income was $1.7 million for the eleven months ended March 31, 2012, compared to $1.9 million for the year ended April 30, 2011.  During the eleven months ended March 31, 2012, Mayflower Bancorp, Inc. recorded $376,000 in gain on sales of mortgage loans, as compared to $472,000 recorded for the year ended April 30, 2011.  Also, the gain on sales of investment securities was $294,000 for the current year eleven-month period, as compared to $294,000 for the prior year.  Finally, for the eleven months ended March 31, 2012, customer service fees totaled $583,000, interchange income was $210,000, loan origination and other loan fees were $84,000, and other income was $140,000, as compared to $666,000, $204,000, $145,000, and $140,000, respectively for the prior year.

Non-interest expense was $7.3 million for the eleven months ended March 31, 2012, compared to $8.1 million for the year ended April 30, 2011.  Compensation and fringe benefit expense totaled $3,965,000 for the eleven months ended March 31, 2012, compared to $4,232,000 for the year ended April 30, 2011.  For the eleven months ended March 31, 2012, occupancy and equipment expense was $969,000, compared to $1,133,000 for the year ended April 30, 2011, and losses and expenses of other real estate owned were $172,000 for the eleven months ended March 31, 2012, compared to $259,000 for the year ended April 30, 2011.  Finally, for the eleven months ended March 31, 2012, FDIC assessment expense was $148,000 and other expenses were $2,063,000, compared to $316,000 and $2,202,000, respectively, for the year ended April 30, 2011.

The provision for loan losses for the eleven months ended March 31, 2012 was $228,000, as compared to $201,000 for the year ended April 30, 2011.  The allowance for loan losses as a percentage of net loans was 0.91% at March 31, 2012, compared to 0.98% at April 30, 2011.

Since April 30, 2011, total assets of the Company have increased by $4.7 million, ending at $251.6 million as of March 31, 2012.  During the eleven-month period, cash and cash equivalents increased by $576,000 while total investment securities decreased by $3.6 million.  During the eleven months ended March 31, 2012, net loans receivable increased by $9.8 million.  This growth in loan balances is comprised of an increase of $12.0 million in residential mortgages outstanding, and an increase of $125,000 in consumer loans.  Offsetting these increases were decreases of $646,000 in net construction loan balances outstanding, $1.1 million in home equity loans and lines of credit, and $436,000 in commercial loans and mortgages.

During the eleven months ended March 31, 2012, total deposits increased by $5.5 million.  This growth was comprised of an increase of $2.7 million in money market deposit accounts and an increase of $8.4 million in checking and savings accounts, as offset by a decrease of $5.5 million in aggregate certificates of deposit.  Advances and borrowings outstanding decreased by $2.5 million during the period.

As of March 31, 2012, non-performing assets totaled $506,000, compared to $2.9 million at April 30, 2011 and to $2.3 million at April 30, 2010.  The decrease from April 30, 2011 is the result of a reduction of $1.4 million in non-performing loans and a reduction of $1.0 million in real estate acquired by foreclosure.  The allowance for loan losses as a percentage of non-performing loans was 390.1% at March, 2012, compared to 71.3% at April, 2011.

Total stockholders’ equity was $21.9 million at March 31, 2012, compared to $21.2 million at April 30, 2011.  Tier 1 capital to average assets stood at 8.43% at March 31, 2012, compared to 8.35% at April 30, 2011.  The increase in total equity is the result of net income for the eleven months of $1,217,000, stock-based compensation credits of $17,000, and an increase of $76,000 in the net unrealized gain on securities available-for-sale.  Dividends paid of $.24 per share and totaling $497,000, and Company stock repurchases totaling $106,000 partially offset these increases in total equity.

In conjunction with these announcements, the Company also reported that its Board of Directors has declared a cash dividend of $0.06 per share for the two-month period ending March 31, 2012, to be payable on May 17, 2012, to shareholders of record as of May 10, 2012.

Mayflower Bancorp, Inc. is the holding company for Mayflower Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its main office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, and Wareham, Massachusetts.  All of the Company’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits.  All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts.  For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.  Additional factors that may affect our results are discussed under “Item 1A Risk Factors” in the Company’s Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website (www.sec.gov) and to which reference is hereby made.

MAYFLOWER BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS	March 31,	April 30,
	2012	2011
ASSETS
Cash and cash equivalents:	(In Thousands)
Cash and due from banks	$3,764	$5,534
Interest-bearing deposits in banks	8,602	6,256
Total cash and cash equivalents	12,366	11,790
Investment securities:
Securities available-for-sale, at fair value	44,295	46,350
Securities held-to-maturity (fair value of $45,379 and $46,400, respectively)	43,969	45,554
Total investment securities	88,264	91,904
Loans receivable, net	134,331	124,497
Accrued interest receivable	867	891
Real estate held for investment	628	1,008
Real estate acquired by foreclosure	194	1,211
Premises and equipment, net	10,717	11,073
Deposits with The Co-operative Central Bank	449	449
Stock in Federal Home Loan Bank of Boston, at cost	1,449	1,650
Refundable income taxes	596	134
Deferred income taxes	377	855
Other assets	1,317	1,421
Total assets	$251,555	$246,883

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$226,562	$221,023
Advances and borrowings	1,000	3,500
Advances from borrowers for taxes and insurance	655	154
Allowance for loan losses on off-balance sheet credit exposures	110	110
Accrued expenses and other liabilities	1,344	919
Total liabilities	229,671	225,706

STOCKHOLDERS' EQUITY
Preferred stock $1.00 par value; authorized 5,000,000 shares; issued - none	-	-
Common stock $1.00 par value; authorized 15,000,000 shares; issued 2,063,067 at March 31, 2012 and 2,075,035 at April 30, 2011	2,063	2,075
Additional paid-in capital	4,321	4,326
Retained earnings	14,710	14,062
Accumulated other comprehensive income	790	714
Total stockholders' equity	21,884	21,177
Total liabilities and stockholders' equity	$251,555	$246,883

MAYFLOWER BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Unaudited
	Two months ended March 31,	Three months ended April 30,	Eleven months ended March 31,	Year ended April 30,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Data)
Interest income:
Loans receivable	$1,177	$1,771	$6,375	$7,193
Securities held-to-maturity	203	354	1,261	1,505
Securities available-for-sale	212	391	1,337	1,697
Interest-bearing deposits in banks	3	3	27	20

Total interest income	1,595	2,519	9,000	10,415

Interest expense:
Deposits	189	377	1,207	1,711
Borrowed funds	9	39	100	207

Total interest expense	198	416	1,307	1,918

Net interest income	1,397	2,103	7,693	8,497

Provision for loan losses	31	45	228	201

Net interest income after provision for loan losses	1,366	2,058	7,465	8,296

Noninterest income:
Loan origination and other loan fees	9	60	84	145
Customer service fees	91	143	583	666
Gain on sales of mortgage loans	109	45	376	472
Gain on sales of investment securities	53	63	294	294
Interchange income	40	52	210	204
Other	20	37	140	140

Total noninterest income	322	400	1,687	1,921

Noninterest expense:
Compensation and fringe benefits	714	1,074	3,965	4,232
Occupancy and equipment	173	283	969	1,133
FDIC assessment	23	66	148	316
Data processing	69	94	345	383
Losses and expenses of other real estate owned	76	25	172	259
Other	292	468	1,718	1,819

Total noninterest expense	1,347	2,010	7,317	8,142

Income before income taxes	341	448	1,835	2,075

Provision for income taxes	117	156	618	737

Net income	$224	$292	$1,217	$1,338

Earnings per share (basic)	$0.11	$0.14	$0.59	$0.64

Earnings per share (diluted)	$0.11	$0.14	$0.59	$0.64

Weighted average basic shares outstanding	2,063	2,078	2,069	2,082
Diluted effect of outstanding stock options	3	-	3	-

Weighted average diluted shares outstanding	2,066	2,078	2,072	2,082

Mayflower Bancorp, Inc. and Subsidiary
Selected Financial Ratios
(Dollars in thousands, except per share information)

	Two months ended March 31,	Three months ended April 30,	Eleven months ended March 31,	Year ended April 30,
	2012	2011	2012	2011
Key Performance Ratios
Dividends paid per share	$0.06	$0.06	$0.24	$0.24
Annualized return on average assets	0.54%	0.48%	0.53%	0.54%
Annualized return on average equity	6.15%	5.60%	6.15%	6.41%
Net interest spread	3.60%	3.76%	3.62%	3.77%
Net interest margin	3.61%	3.76%	3.62%	3.77%

Asset Quality
	March 31,	April 30,	April 30,
Non-performing assets	2012	2011	2010

Non-accrual loans	$312	$1,703	$514
Real estate acquired by foreclosure	194	1,211	1,815
	$506	$2,914	$2,329

Allowance for loan losses	$1,217	$1,214	$1,194

Asset Quality Ratios
Allowance for loan losses/net loans	0.91%	0.98%	0.99%
Allowance for loan losses/non-performing loans	390.06%	71.29%	232.30%

Non-performing loans/net loans	0.23%	1.37%	0.43%
Non-performing loans/total assets	0.12%	0.69%	0.20%

Non-performing assets/net loans	0.38%	2.34%	1.93%
Non-performing assets/total assets	0.20%	1.18%	0.91%

Tier 1 Capital to average assets	8.43%	8.35%	7.90%
Tier 1 Capital to risk weighted assets	15.89%	15.07%	14.53%
Book Value per Share	$10.61	$10.21	$9.85